UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2021

Power Solutions International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35944	33-0963637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

None	—	—

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Power Solutions International, Inc. (the “Company” or “PSI”) appointed Mr. Fabrizio Mozzi and Ms. Lei Lei as members of the Board effective as of December 7, 2021. The new board members, who will serve on the Board as designees of Weichai America Corp., PSI’s majority stockholder, will fill the positions previously held by Mr. Walter Wu and Mr. Xinghao Li, both of whom were Weichai America Corp. designees and both of whom resigned from the Board effective December 7, 2021. The Board also appointed Mr. Mozzi to Chairman of the Board and as a member of the Nominating and Governance Committee. Mr. Shaojun Sun, previously Chairman of the Board was appointed to Vice Chairman of the Board and was appointed to Chair of the Nominating and Governance Committee. Ms. Lei was appointed to Chair of the Compensation Committee.

Mr. Mozzi and Ms. Lei will serve until the Company’s 2022 annual meeting of stockholders or until his or her successor is duly elected and qualifies.

Mr. Mozzi, age 41, has served since 2016, as President and Managing Director of Moteurs Baudouin (“Baudouin”), a Weichai Power Co., Ltd. company, and the European hub for production, servicing and sales of diesel and gas engines for marine, industrial and power generation applications. As president and managing director, Mr. Mozzi has been instrumental in successfully reorganizing and redefining Baudouin’s strategies to support both growth and improved profitability. From 2006 until 2016, Mr. Mozzi held various positions at Cummins Inc., a publicly traded company on the NYSE that designs, manufactures, distributes and services a broad portfolio of power solutions, most recently serving as the Director, Power Generation Business – International Commercial & Industrial from 2014 until 2016. Prior to this, Mr. Mozzi served in sales, account management, and marketing roles at various organizations. Mr. Mozzi graduated with honors in economics and business management from Luiss Guido Carli in Italy in 2003 and earned an MBA from Indiana University’s Kelley School of Business in 2010.

In connection with his appointment to the Board, Mr. Mozzi will receive an annual award of 5,000 shares of restricted stock, subject to the terms of an award agreement to be entered into by and between the Company and Mr. Mozzi. Mr. Mozzi will also be compensated with an annual retainer fee of $75,000 (which includes $25,000 for serving as Chairman of the Board) and $1,000 for each Board meeting and each committee meeting. Mr. Mozzi will also receive indemnification to the fullest extent permitted under Delaware General Corporation Law and the Company’s bylaws, under which the Company indemnifies, defends and holds harmless its directors from and against losses and expenses as a result of Board service. Mr. Mozzi is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. In addition, there are no family relationships between Mr. Mozzi and any director or executive officer of the Company.

Ms. Lei, age 39, has served since August 2021, as Overseas Finance Department, Director of Weichai Group Holding Co., Ltd., a multi-field and multi-industry international group which owns six business segments of powertrain, intelligent logistics, automotive, construction machinery, luxury yacht, and finance & after-services. Prior to this, from 2016 until 2021, Ms. Lei was employed by KPMG Advisory (China) Limited, Beijing Branch, a professional services firm providing audit, tax and advisory services and served in the deal transaction department as an associate director. Prior to this, from 2010 until 2016, Ms. Lei was employed by PwC Beijing, a professional services firm providing assurance, advisory and tax services and served as an assurance manager. Previously, Ms. Lei served in accounting related roles at other organizations. Ms. Lei earned a Bachelor’s degree in economics at Southwest University, China in 2004. Ms. Lei is currently a candidate to earn a Master’s degree in civil and commercial law at China University of Political Science and Law.

In connection with her appointment to the Board, Ms. Lei will be compensated with an annual retainer fee of $50,000 and $1,000 for each Board meeting and each committee meeting. Ms Lei will also receive indemnification to the fullest extent permitted under Delaware General Corporation Law and the Company’s bylaws, under which the Company indemnifies, defends and holds harmless its directors from and against losses and expenses as a result of Board service. Ms. Lei is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. In addition, there are no family relationships between Ms. Lei and any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Solutions International, Inc.

By:	/s/ Donald P. Klein
Name: Donald P. Klein
Title: Chief Financial Officer

Dated: December 13, 2021